Exhibit 99.1
To: All partners, from Brian

Subject: Thank you, Rachel Ruggeri and welcome Cathy Smith.

Partners,

I wanted to let you know that Rachel Ruggeri is leaving Starbucks. I’m grateful for everything Rachel has done for the company. Over her nearly 20 years at Starbucks, Rachel has held many important roles, always leading with integrity, a focus on results and a strong belief in the importance of our culture. She’s consistently taken on big challenges and helped teams succeed. In everything she does she puts customers and partners at the center.

I know Rachel has helped the company navigate through some of the most challenging times and played a key role in some of our biggest successes. When people share stories about Rachel tackling a significant challenge or leaning into a new opportunity, they highlight the same qualities. Rachel was always a steady hand, a clear thinker and often the voice that reminded us of the clarity we get from our mission, and our values. She understands the numbers intimately and values the people deeply.

I’m personally grateful for the partnership we’ve had over the last 6 months since I joined Starbucks. Thank you, Rachel, for all you have done for our business, our culture and our partners.

Rachel is going to spend some time assisting with the transition and we’ll have an opportunity for partners to say thank you to Rachel for her impact and share their favorite stories about how Rachel has influenced their personal or professional journey. Stay tuned for more details.

I’m thrilled to welcome Cathy Smith as our new CFO. Cathy brings incredible knowledge and extensive experience in retail, global operations, and turnaround success. She’s held CFO roles at Nordstrom, Target, and Walmart International. She’s a great person and a great leader. I’m excited to partner with her as we continue our work on the Back to Starbucks plan. Cathy will start in the next month.

Please join me in thanking Rachel, and welcoming Cathy.

On we go,
Brian